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                                    [LETTERHEAD]




                                     June 6, 1996

                                                              FILE NO.
                                                              HAS5.1

Haskel International, Inc.
100 East Graham Place
Burbank, CA 91502

                Re:  REGISTRATION STATEMENT ON FORM S-8

Dear Sirs:

    We have acted as counsel for Haskel International, Inc. (the "Company") in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to an aggregate of 1,380,000 shares of the Company's Common Stock, without par value (the "Common Stock"), issuable under the Company's 1989 Incentive Stock Option Plan, Nonqualified Stock Option Plan, 1995 Incentive Stock Option Plan and 1995 Formula Stock Option Plan (the "Plans").

    We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plans and of such other documents, corporate records, certificates of public officials and other instruments relating to the adoption and implementation of the Plans as we deemed necessary or advisable for purposes of this opinion.

    Based on the foregoing examination, we are of the opinion that the shares of Common Stock issuable pursuant to the Plans are duly authorized and, when issued in accordance with any of the Plans, will be validly issued, fully paid and nonassessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references therein to our firm.

                                       Very truly yours,




                                       Troy & Gould
                                       Professional Corporation

                               Exhibit 5